Exhibit 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Robert Jaffe	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5969	Westlake Village, CA 91361

FIRST CALIFORNIA CONTINUES EARNINGS MOMENTUM
WITH 2011 THIRD QUARTER NET INCOME OF $2.5 MILLION

-- Company to Host Conference Call Today at 11 a.m. Pacific Time --

WESTLAKE VILLAGE, Calif., October 27, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported third quarter net income of $2.5 million compared with $64,000 for the same quarter a year ago.  Net income available to common shareholders was $900,000, or $0.03 per diluted share, which was after dividends of $1,615,500 on the preferred stock series B and series C shares.  A year ago, the Company had a third quarter net loss available to common shareholders of $249,000, or $0.01 per share, which was after a $312,500 cash dividend on the series B preferred shares.

“Our strong earnings were the result of successful implementation of initiatives designed to leverage the capital that we raised in 2010 by acquiring strategic assets and expanding our operating platform,” said C. G. Kum, president and chief executive officer of First California Financial Group.  “These initiatives, which included the acquisition and integration of two FDIC assisted transactions and the EPS division as well as the addition of new lending teams, contributed to improvement in our top-line revenues, growth in core earnings, higher net interest margin and lower efficiency ratio.  Moreover, with our ongoing success in improving asset quality, we continue to lower our exposure to problem assets.”

2011 Third Quarter Financial Highlights
•	Net income jumped to $2.5 million compared with $64,000 for the same period a year ago;

•
Diluted earnings per common share were $0.03 compared to a loss per common share of $0.01 for the 2010 third quarter.  Excluding the effect of the series B deemed dividend and the final cash dividend paid on the series B preferred shares, diluted earnings per common share for the 2011 third quarter would have been $0.07;

•
Net interest income increased 41 percent to $15.6 million from the same period last year; net interest margin (on a tax equivalent basis) improved to 4.05 percent compared with 3.46 percent a year ago;

•	Service charges, fees and other income rose 87 percent from the year ago period to $2.1 million;

•	Efficiency ratio improved to 68.22 percent from 75.97 percent for the same period last year;

•
On a year-to-date basis, net loan charge offs declined 47 percent to $3.8 million; 2011 third quarter net loan charge-offs decreased to $2.1 million from $3.6 million for the same quarter last year, and provision for loan losses declined to $1.6 million from $3.6 million for the same quarter last year;

•	Tangible book value per common share increased 12 percent from a year ago to $4.08 at the end of the third quarter.

Financial Results
For the 2011 third quarter, net interest income before the provision for loan losses, increased 41 percent to $15.6 million from $11.1 million for the 2010 third quarter.  The increase reflects a higher level of loans and loan yields.  Interest income (discount accretion) on covered loans for the 2011 third quarter was $3.8 million.  2011 second quarter interest income (discount accretion) on covered loans was $4.3 million.  Net interest margin (on a taxable equivalent basis) rose to 4.05 percent from 3.46 percent for the 2010 third quarter.  The increase reflects a 19 percent rise in earning assets, a 6 percent improvement in earning asset yield, as well as a 28 percent decline in the cost of funds.

First California Financial Group, Inc.	NASDAQ: FCAL
2-2-2

Service charges, fees and other income increased 87 percent to $2.1 million from $1.1 million for the 2010 third quarter, primarily due to the fee income of $826,000 in the current quarter from the new EPS division.

Noninterest income included a $209,000 net gain on the sale of securities.  For the 2010 third quarter noninterest income included a $1.2 million net gain on securities and a $23,000 impairment loss on securities.

Operating expenses for the 2011 third quarter were $12.1 million compared with $9.1 million for the 2010 third quarter.  Operating expenses exclude intangible amortization, integration/conversion expenses and foreclosed property gains, losses and expenses.  The increase reflects growth in the Bank’s workforce associated with the acquisitions of Western Commercial Bank (WCB), San Luis Trust Bank (SLTB) and the EPS division, as well as the addition of three lending teams.  Employees at September 30, 2011 numbered 296 compared with 235 at the end of the same period a year ago.  In addition, professional expenses were higher due to ongoing loan collection and resolution efforts.  Nonetheless, the Company’s efficiency ratio improved to 68.22 percent for the 2011 third quarter from 75.97 percent for the same period last year.

At September 30, 2011, non-covered loans decreased to $920.2 million from $947.7 million at December 31, 2010, primarily due to continued weak loan demand and lower usage of our commercial lines of credit, some of which is seasonal in nature.

At September 30, 2011, covered loans increased to $147.0 million from $53.9 million at December 31, 2010, because of the FDIC-assisted SLTB transaction completed in February 2011.  Within the last two quarters, the Bank has been able to reduce covered loans by $38 million, or 21 percent.  In addition, the Bank’s covered non-performing assets declined by $20 million or 35 percent during the same period.

Led by the EPS division, non-interest checking deposits increased 43 percent from year-end 2010 and now represent 33 percent of total deposits.  EPS division deposits were $120 million at September 30, 2011.  The February 2011 SLTB transaction included $174 million of deposits from outside the SLTB geographic footprint.  The Bank allowed these deposits to run-off at their scheduled maturities and approximately $349,000 remained at the end of the 2011 third quarter.  The cost of all deposits, aided by the change in the mix of deposits, fell 26 percent to 51 basis points for the 2011 third quarter from 69 basis points for the same period last year.

Kum added, “With WCB, SLTB and the EPS division now in the fold, First California is a different bank than it was a year ago.  These acquisitions were quickly and efficiently integrated into our operating platform.  In this difficult economy, where loan growth has been challenging, we nevertheless have been able to strengthen the First California franchise by expanding our operating margins, and continuing to improve our asset quality and product mix.”

Asset Quality
Non-covered nonaccrual loans decreased to $15.8 million at September 30, 2011 from $18.2 million at December 31, 2010.  Non-covered loans past due 30 to 89 days decreased to $6.9 million at September 30, 2011 from $11.6 million at December 31, 2010.  Non-covered loans past due 90 days and accruing were $24,000 at September 30, 2011.

Non-covered foreclosed property at the end of the 2011 third quarter declined 29 percent to $18.4 million from $26.0 million at December 31, 2010.  In addition to the valuation allowance charge recognized in the 2011 first quarter, the Company continues to realize declines through sales.  At September 30, 2011, non-covered non-performing assets (the sum of non-covered loans past due 90 days and accruing, nonaccrual loans and foreclosed properties) were 1.90 percent of total assets.

Covered nonaccrual loans decreased to $24.9 million at September 30, 2011 from $31.6 million at June 30, 2011.  Covered foreclosed property was $12.4 million at September 30, 2011, up from $5.6 million at June 30, 2011 and $1.0 million at December 31, 2010.  Covered foreclosed property with a book balance of $5.4 million was sold in the 2011 third quarter, resulting in gain on sales of $852,000.

First California Financial Group, Inc.	NASDAQ: FCAL
3-3-3

The allowance for loan losses was $17.8 million, or 1.93 percent of non-covered loans, at September 30, 2011 compared with $17.0 million, or 1.80 percent of non-covered loans, at December 31, 2010.  Net loan charge-offs for the 2011 third quarter were $2.1 million.  For the first nine months of 2011, net charge-offs were 0.54 percent (annualized) of average non-covered loans.  The provision for non-covered loan losses for the 2011 third quarter decreased to $1.6 million compared with $3.6 million for the 2010 third quarter.

Capital resources
Shareholders’ equity was $220.6 million at September 30, 2011 compared with $198.0 million at December 31, 2010.  The Company’s book value per common share increased to $6.65 at September 30, 2011 compared with $6.16 at December 31, 2010.  Tangible book value per common share rose to $4.08 at September 30, 2011 compared with $3.65 at December 31, 2010.

At September 30, 2011, First California’s preliminary Tier 1 leverage capital ratio was 10.18 percent.  At the end of the 2010 fourth quarter, the Tier 1 leverage capital ratio was 11.00 percent.  The Company’s ratio of tangible common equity to tangible assets was 6.90 percent at quarter end and 7.08 percent at the end of the 2010 fourth quarter.  Total assets were $1.80 billion at September 30, 2011 compared with $1.52 billion at December 31, 2010.

Kum concluded: “To further increase profitability, we recently expanded our senior management team with a chief banking officer and added experienced bankers in a number of key markets.  We believe this, combined with our recent re-entry in the Small Business Administration (SBA) loan program and the opening of a de novo branch in Palm Springs in early 2012, will enhance, strengthen and diversify our business.”

SBLF transaction
On July 14, 2011, the Company issued 25,000 shares of non-cumulative, perpetual preferred stock series C to the U. S. Treasury under its Small Business Lending Fund (SBLF) program.  The Company used the $25 million of proceeds to redeem all 25,000 outstanding shares of preferred stock series B.  In connection with the full redemption of the series B preferred shares, the Company accelerated the amortization of the remaining difference between the par amount and the initially recorded fair value of the series B preferred shares.  This $1,143,500 deemed dividend, equal to $0.04 per diluted common share, reduced the amount of net income available to common shareholders in the 2011 third quarter.  In addition, the Company paid a final cash dividend of $205,000 on the series B preferred shares to the redemption date.  On August 24, 2011, the Company also purchased from the U.S. Treasury the 10-year warrant, issued on December 19, 2008 as part of the Company's participation in the U.S. Treasury's Capital Purchase Program (CPP), for $599,000.  The initial dividend rate on the new series C preferred shares was 5% and the initial dividend amount was $267,000 for the period from issuance to September 30, 2011.  The dividend rate will be established each quarter based on the growth in qualified small business loans.

Use of Non-GAAP Financial Measures
This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to CPP or SBLF funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  Operating expenses exclude amortization of intangible assets and loss on and expense of foreclosed property and non-recurring items such as integration/conversion expenses related to acquisitions and is intended to represent normalized, recurring expenses.  This information is being provided in response to market participant interest in these financial metrics.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to a GAAP financial measure is provided as an attachment to the financial tables.

First California Financial Group, Inc.	NASDAQ: FCAL
4-4-4

Conference Call and Webcast
First California will hold a conference call today, October 27, 2011 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the Company’s 2011 third quarter financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), 866-605-3852 (Canada) or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available one hour after the end of the conference through November 9, 2011 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 10005826.

About First California
First California Financial Group, Inc. (NASDAQ:FCAL) is the holding company of First California Bank.  Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California.  Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s website can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information
This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the Company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, changes in the bank regulatory environment, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, First California’s level of small business lending, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

# # #

(Financial Tables Follow)

First California Financial Group Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Sep-11	30-Jun-11	31-Mar-11	31-Dec-10	30-Sep-10

Income statement summary
Net interest income	$15,618	$15,500	$12,779	$12,108	$11,107
Service charges, fees & other income	2,091	2,234	1,239	1,199	1,116
Operating expenses	12,081	12,557	12,130	9,383	9,083
Provision for loan losses	1,550	500	2,500	1,199	3,618
Foreclosed property (gain)/loss & expense	(672)	486	5,252	2,224	185
Amortization of intangible assets	624	624	416	416	416
Gain on securities transactions	209	490	-	548	1,204
Integration/conversion expense	-	350	515	430	-
Gain on acquisition	-	466	34,736	2,312	-
Impairment loss on securities	-	-	1,066	708	23
Income before tax	4,335	4,173	26,875	1,809	102
Tax expense	1,819	1,756	11,287	727	38
Net income	$2,516	$2,417	$15,588	$1,082	$64
Net income (loss) available
to common shareholders	$900	$2,104	$15,275	$767	$(249)

Common shareholder data
Basic earnings (loss) per common share	$0.03	$0.07	$0.54	$0.03	$(0.01)
Diluted earnings (loss) per common share	$0.03	$0.07	$0.54	$0.03	$(0.01)
Book value per common share	$6.65	$6.77	$6.71	$6.16	$6.17
Tangible book value per common share	$4.08	$4.11	$4.21	$3.65	$3.65
Shares outstanding	29,220,079	28,410,079	28,214,721	28,170,760	28,174,076
Basic weighted average shares	29,077,144	28,372,740	28,177,635	28,171,552	28,174,092
Diluted weighted average shares	29,561,558	28,744,784	28,519,006	28,494,729	28,174,092

Selected ratios, yields and rates
Return on average assets	0.55%	0.52%	3.67%	0.28%	0.02%
Return on average tangible assets	0.65%	0.63%	3.82%	0.30%	0.02%
Return on average equity	4.57%	4.50%	30.68%	2.16%	0.13%
Return on average common equity	1.85%	4.42%	34.15%	1.75%	-0.57%
Return on average tangible common equity	4.25%	8.49%	56.78%	3.89%	-0.03%
Equity to assets	12.22%	12.07%	11.70%	13.02%	13.23%
Tangible equity to tangible assets	8.40%	8.21%	8.16%	8.78%	8.91%
Tangible common equity to tangible assets	6.90%	6.77%	6.75%	7.08%	7.19%
Tier 1 leverage capital ratio:
First California Bank	10.01%	9.54%	10.25%	10.63%	11.03%
First California Financial Group, Inc.	10.18%	9.77%	10.58%	11.00%	11.49%
Yield on loans	6.16%	6.24%	5.69%	5.74%	5.83%
Yield on securities	2.20%	2.16%	1.78%	1.76%	2.15%
Yield on federal funds sold and deposits w/banks	0.28%	0.29%	0.28%	0.33%	0.28%
Total earning assets yield	4.85%	4.84%	4.54%	4.64%	4.57%
Rate paid on interest-bearing deposits	0.76%	0.90%	0.95%	0.97%	0.99%
Rate paid on borrowings	2.88%	2.53%	3.22%	3.48%	3.72%
Rate paid on junior subordinated debt	5.01%	4.99%	4.90%	6.26%	6.55%
Total rate paid on interest bearing funds	1.11%	1.18%	1.30%	1.44%	1.54%
Net interest spread	3.75%	3.66%	3.24%	3.20%	3.03%
Net interest margin (tax equivalent)	4.05%	3.95%	3.52%	3.59%	3.46%
Cost of all deposits	0.51%	0.64%	0.71%	0.69%	0.69%
Efficiency ratio	68.22%	73.59%	93.65%	80.73%	75.97%

First California Financial Group Unaudited Quarterly Financial Results
(in thousands except for share data and ratios)
As of or for the quarter ended	30-Sep-11	30-Jun-11	31-Mar-11	31-Dec-10	30-Sep-10

Balance sheet data - period end
Total assets	$1,804,901	$1,801,981	$1,830,433	$1,521,334	$1,498,932
Shareholders' equity	220,585	217,539	214,086	198,041	198,284
Common shareholders' equity	194,585	192,682	189,344	173,413	173,770
Tangible common shareholders' equity	119,354	116,827	118,870	102,778	102,718
Earning assets	1,527,751	1,519,374	1,556,980	1,336,570	1,283,963
Loans	1,067,196	1,091,528	1,125,890	1,001,615	918,708
Securities	332,285	316,496	311,094	272,439	272,381
Federal funds sold & other	128,270	111,350	119,996	62,516	92,874
Interest-bearing funds	1,086,122	1,131,617	1,265,399	982,945	985,194
Interest-bearing deposits	941,543	977,186	1,083,803	824,640	780,402
Borrowings	117,774	127,626	154,791	131,500	178,000
Junior subordinated debt	26,805	26,805	26,805	26,805	26,792
Goodwill and other intangibles	75,231	75,855	70,474	70,635	71,052
Deposits	1,414,602	1,406,714	1,411,676	1,156,288	1,089,366

Balance sheet data - period average
Total assets	$1,807,988	$1,856,148	$1,723,401	$1,519,386	$1,449,937
Shareholders' equity	218,539	215,626	206,063	198,163	198,703
Common shareholders' equity	193,338	191,013	181,378	173,592	173,878
Tangible common shareholders' equity	117,795	116,539	110,824	102,748	102,618
Earning assets	1,534,131	1,576,428	1,475,136	1,341,797	1,274,996
Loans	1,087,455	1,107,772	1,079,248	991,723	890,221
Securities	320,422	314,025	295,416	293,721	287,370
Federal funds sold & other	126,254	154,631	100,472	56,353	97,405
Interest-bearing funds	1,107,499	1,198,176	1,174,220	979,844	919,381
Interest-bearing deposits	954,874	1,032,406	1,004,881	822,421	761,104
Borrowings	125,820	138,965	142,534	130,625	131,492
Junior subordinated debt	26,805	26,805	26,805	26,798	26,785
Goodwill and other intangibles	75,543	74,474	70,563	70,844	71,260
Deposits	1,419,171	1,450,812	1,336,856	1,153,795	1,084,990

Asset quality data & ratios

Non-covered assets:
Loans past due 30 to 89 days & accruing	$6,948	$5,838	$2,393	$11,630	$2,003
Loans past due 90 days & accruing	24	-	544	-	-
Nonaccruing loans	15,845	17,792	21,186	18,241	22,398
Total past due & nonaccrual loans	$22,817	$23,630	$24,123	$29,871	$24,401

Foreclosed property	$18,406	$20,204	$20,855	$26,011	$27,906

Loans	$920,173	$918,907	$940,885	$947,745	$918,708

Net loan charge-offs	$2,078	$860	$867	$666	$3,570
Allowance for loan losses	$17,778	$18,306	$18,666	$17,033	$16,500
Allowance for loan losses to loans	1.93%	1.99%	1.98%	1.80%	1.80%

Covered assets:
Loans past due 30 to 89 days & accruing	$2,878	$4,145	$5,607	$4,877	$-
Loans past due 90 days & accruing	-	2,379	4,208	400	-
Nonaccruing loans	24,879	31,649	42,412	4,325	-
Total past due & nonaccrual loans	$27,757	$38,173	$52,227	$9,602	$-

Foreclosed property	$12,361	$5,636	$11,096	$977	$-

Loans	$147,023	$172,621	$185,005	$53,870	$-

Net loan charge-offs	$-	$-	$-	$-	$-
Allowance for loan losses	$-	$-	$-	$-	$-
Allowance for loan losses to loans	0.00%	0.00%	0.00%	0.00%	0.00%

First California Financial Group Unaudited Quarterly Financial Results

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

(in thousands)
Interest income:
Interest and fees on loans	$16,896	$13,075	$49,264	$38,881
Interest on securities	1,720	1,529	4,712	4,626
Interest on federal funds sold and interest bearing deposits	90	70	270	149
Total interest income	18,706	14,674	54,246	43,656
Interest expense:
Interest on deposits	1,836	1,897	6,494	5,953
Interest on borrowings	916	1,231	2,853	3,801
Interest on junior subordinated debentures	336	439	1,001	1,316
Total interest expense	3,088	3,567	10,348	11,070
Net interest income before provision for loan losses	15,618	11,107	43,898	32,586
Provision for loan losses	1,550	3,618	4,550	7,138
Net interest income after provision for loan losses	14,068	7,489	39,348	25,448
Noninterest income:
Service charges on deposit accounts	878	776	2,633	2,375
Net gain on sale of securities	209	1,204	699	1,466
Impairment loss on securities	-	(23)	(1,066)	(41)
Market gain on foreclosed assets	-	-	-	691
Gain on acquisitions	-	-	35,202	-
Other income	1,213	340	2,931	953
Total noninterest income	2,300	2,297	40,399	5,444
Noninterest expense:
Salaries and employee benefits	6,675	4,420	19,315	14,279
Premises and equipment	1,567	1,576	4,708	4,630
Data processing	810	607	2,685	1,800
Legal, audit and other professional services	1,071	445	4,299	1,216
Printing, stationery and supplies	79	69	288	194
Telephone	218	193	592	630
Directors’ fees	135	101	342	335
Advertising, marketing and business development	272	194	1,069	706
Postage	50	55	171	158
Insurance and assessments	364	797	1,777	2,377
(Gain)/Loss on and expense of foreclosed property	(672)	185	5,066	731
Amortization of intangible assets	624	416	1,665	1,249
Other expenses	840	626	2,387	2,046
Total noninterest expense	12,033	9,684	44,364	30,351
Income before provision for income taxes	4,335	102	35,383	541
Provision for income taxes	1,819	38	14,862	213
Net income	$2,516	$64	$20,521	$328

Net income (loss) available to common stockholders	$900	$(249)	$18,279	$(610)

First California Financial Group Unaudited Quarterly Financial Results

(in thousands)	September 30,	December 31,
	2011	2010

Cash and due from banks	$41,582	$25,487
Interest bearing deposits with other banks	128,270	62,516
Securities available-for-sale, at fair value	332,285	272,439
Non-covered loans, net	902,395	930,712
Covered loans	147,023	53,870
Premises and equipment, net	18,719	19,710
Goodwill	60,720	60,720
Other intangibles, net	14,511	9,915
Deferred tax assets, net	-	4,563
Cash surrender value of life insurance	12,562	12,232
Non-covered foreclosed property	18,406	26,011
Covered foreclosed property	12,361	977
FDIC shared-loss asset	77,755	16,725
Accrued interest receivable and other assets	38,312	25,457

Total assets	$1,804,901	$1,521,334

Non-interest checking	$473,059	$331,648
Interest checking	102,901	88,638
Money market and savings	485,289	388,289
Certificates of deposit, under $100,000	79,271	84,133
Certificates of deposit, $100,000 and over	274,082	263,580
Total deposits	1,414,602	1,156,288

Securities sold under agreements to repurchase	30,000	45,000
Federal Home Loan Bank advances	87,774	86,500
Junior subordinated debentures	26,805	26,805
Deferred tax liabilities, net	12,259	-
FDIC shared-loss liability	3,700	988
Accrued interest payable and other liabilities	9,176	7,712

Total liabilities	1,584,316	1,323,293

Total shareholders’ equity	220,585	198,041

Total liabilities and shareholders’ equity	$1,804,901	$1,521,334

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	9/30/2011	12/31/2010

Total shareholders' equity	$220,585	$198,041
Less: Goodwill and intangible assets	(75,231)	(70,635)
Tangible equity	145,354	127,406
Less: Preferred stock	(26,000)	(24,628)
Tangible common equity	$119,354	$102,778

Total assets	$1,804,901	$1,521,334
Less: Goodwill and intangible assets	(75,231)	(70,635)
Tangible assets	$1,729,670	$1,450,699

Common shares outstanding	29,220,079	28,170,760

Tangible equity to tangible assets	8.40%	8.78%
Tangible common equity to tangible assets	6.90%	7.08%
Tangible book value per common share	$4.08	$3.65

	Three months ended
	9/30/2011	9/30/2010
Net income (loss) available to common shares	$900	$(249)
Less: amortization of intangible assets, net of tax	362	241
Net income (loss) available to tangible common shares	$1,262	$(8)

	Three months ended
	9/30/2011	9/30/2010

Noninterest expense	$12,033	$9,684
Less: amortization of intangible assets	(624)	(416)
Less: gain/loss on and expense of foreclosed property	672	(185)
Operating expenses	$12,081	$9,083